Exhibit 3.157

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

K-III REFERENCE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:                                                         That the Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable a proposed amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the First Article so that, as amended, said Article shall be and read as follows:  The name of the Corporation is PRIMEDIA Reference Inc.”

SECOND:                                         That by written consent, filed with the minutes of the Corporation, the sole stockholder approved said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                                                      That the aforesaid amendment to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said K-III Reference Corporation has caused this Certificate to be executed by Beverly Chell, its authorized officer, on this 14th day of November, 1997.

By	/s/ Beverly C. Chell
Name:	Beverly C. Chell
Title:	Vice Chairman & Secretary